EXHIBIT 5


[GRAPHIC OMITTED]
                      LETTERHEAD OF DAVID L. HAUSRATH


                                       February 13, 2006





Ashland Inc.
50 E. RiverCenter Blvd.
Covington, KY 41012

Gentlemen:

         As Senior Vice President, General Counsel and Secretary of Ashland Inc. ("Ashland"), a Kentucky corporation, I have examined and am familiar with such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including the 2006 Ashland Inc. Incentive Plan (the "Plan"), the corporate proceedings of Ashland taken to adopt the Plan, and the Registration Statement on Form S-8 (the "Registration Statement") filed by Ashland with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of Common Stock, par value $0.01 per share, of Ashland ("Common Stock") to be distributed under the Plan.

         Based upon the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned by a Transfer Agent, registered by a Registrar of Ashland and paid for in accordance with applicable law and delivered in accordance with the terms of the Plan, such shares of the Common Stock will upon issuance thereof be duly authorized, validly issued, fully paid and nonassessable.

         I hereby consent to the use of my opinion for filing as an exhibit to the Registration Statement.

                                         Very truly yours,


                                          /S/ David L. Hausrath

                                         David L. Hausrath